Exhibit 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Announces Third-Quarter 2021 Financial and Operating Results
TULSA, OK - November 2, 2021 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or the "Company") today announced its third-quarter 2021 financial and operating results.
Third-Quarter 2021 Highlights
•Announced second significant acquisition of 2021, agreeing to purchase ~20,000 net acres in western Glasscock County, extending the Company's high-margin, oil-weighted development runway to approximately seven years at current activity levels
•Closed the purchase of the assets of Sabalo Energy, LLC ("Sabalo") in north Howard County and divestiture of 37.5% of the Company's legacy proved developed reserves on July 1, 2021
•Produced an average of 76,703 barrels of oil equivalent ("BOE") per day and 35,329 barrels of oil per day ("BOPD"), a decrease of 13% and an increase of 41%, respectively, versus the third quarter of 2020
•Increased oil cut to 46% of total production in third-quarter 2021 versus 29% in third-quarter 2020
•Incurred capital expenditures of $137 million, excluding non-budgeted acquisitions and leasehold expenditures, completing 18 wells in Howard County during third-quarter 2021
•Initiated the responsibly sourced gas (RSG) certification process and implementation of continuous on-site emissions monitoring of selected facilities
•Published the Company's 2021 ESG and Climate Risk Report, which included Scope 3 emissions estimates and full workforce diversity data
Subsequent Highlights
•Closed the western Glasscock County acquisition on October 18, 2021
•Increased the borrowing base on the Company's senior secured credit facility to $1 billion from $725 million during the facility's semi-annual redetermination
"Over the last two years, we have successfully transformed Laredo by adding oily, high-margin inventory, reducing leverage and continuously improving operational and ESG performance," stated Jason Pigott, President and Chief Executive Officer. "Driven by seven years of high-quality, oil-weighted inventory and our demonstrated development expertise, we are now positioned to deliver sustainable Free Cash Flow1 generation and an even stronger capital structure. Our strategy has clearly created value for our shareholders and we will continue to seek accretive transactions where we can apply our proven development practices and ESG leadership."

Third-Quarter 2021 Financial Results
For the third quarter of 2021, the Company reported net income attributable to common stockholders of $136.8 million, or $8.56 per diluted share, which included a $95.2 million non-cash gain on sale of oil and natural gas properties, net. Adjusted Net Income1 for the third quarter of 2021 was $29.4 million, or $1.84 per adjusted diluted share. Adjusted EBITDA1 for the third quarter of 2021 was $133.4 million.
1Non-GAAP financial measure; please see supplemental reconciliations of GAAP to non-GAAP financial measures at the end of this release.
Operations Summary
In the third quarter of 2021, Laredo's total production averaged 76,703 BOE per day, including oil production of 35,329 BOPD. The Company's oil cut has increased substantially as packages of wells developed on the oil-weighted acreage acquired over the last two years are building Laredo's oil production base.
During third-quarter 2021, Laredo completed 18 wells and turned-in-line 19 wells. Laredo continues to realize a long-term positive trend in drilling and completions efficiencies and maintained an average drilling, completions and equipment cost per well of approximately $525 per foot. Although efficiency gains are currently helping to offset industry-wide service cost inflation, the Company anticipates further inflationary pressure in 2022.
Well performance in third-quarter 2021 was strong as well packages with optimized spacing continued to demonstrate high productivity. The wider-spaced Davis and West/Southwest packages in Central Howard are currently outperforming initial tighter-spaced packages in Central Howard by 24% and 36%, respectively, based on average oil productivity. The Vince Everett and Satnin/Josephine packages in North Howard, both developed by Sabalo prior to the closing of the transaction, are confirming the acreage quality of the North Howard acquisition. The Vince Everett development supports Laredo's assumptions for spacing and productivity for co-developed bounded and semi-bounded wells in North Howard and the Satnin/Josephine package, comprised of unbounded parent wells, is outperforming expectations.
During the third quarter of 2021, Laredo maintained its exemplary flaring/venting performance and began to integrate the recently acquired North Howard assets. Excluding the acquired assets, Laredo flared/vented 0.55% of produced gas during the quarter. Through the first nine months of 2021, excluding North Howard assets, the Company flared 0.37% of produced gas, down from 0.71% during full-year 2020. Including the North Howard assets, during third-quarter 2021, Laredo flared/vented 1.89% of produced gas. The increase is primarily related to third-party takeaway constraints associated with the acquired North Howard production facilities. Beginning in fourth-quarter 2021 and into 2022, Laredo plans to make investments to upgrade the acquired facilities to meet its current environmental standards and work with multiple third-party gathering and processing providers to improve reliability. Once complete, and assuming no third-party takeaway issues, Laredo expects the flaring/venting performance of these assets to be commensurate with the Company's other assets.

The Company is currently operating two drilling rigs and one completions crew. At the end of the fourth quarter of 2021, Laredo expects to temporarily add a third drilling rig that will be utilized through the end of the first quarter of 2022. The Company expects to complete 18 wells and turn-in-line 24 wells during fourth-quarter 2021.
Operational and General and Administrative Expenses
Unit lease operating expense ("LOE") for the third quarter of 2021 was $4.23 per BOE, reflecting increased diesel costs and increased workover activity and other costs associated with integrating the Sabalo acquisition in north Howard County. Beginning in fourth-quarter 2021, the Company expects unit LOE to be approximately $4.25 per BOE, driven by increased diesel costs and generator usage, anticipated increased workover activity and continued optimization of artificial lift designs associated with the new acquisition areas.
Cash long-term incentive plan ("LTIP") expense of $0.29 per BOE for third-quarter 2021 was higher than forecast and is reflective of the 47% increase in Laredo's stock price from the time of forecast. At a current stock price of approximately $80, the expected expense for fourth-quarter 2021 is $0.35 per BOE.
Incurred Capital Expenditures
During the third quarter of 2021, total incurred capital expenditures were $137 million, excluding non-budgeted acquisitions and leasehold expenditures. Total investments were lower than expected, primarily related to the timing of activities during the period. Total investments were comprised of $115 million in drilling and completions activities, $9 million in land, exploration and data related costs, $7 million in infrastructure, including Laredo Midstream Services investments, and $6 million in other capitalized costs.
The Company expects fourth-quarter 2021 capital investments to be approximately $120 million and is maintaining the previous expectation of $420 million for full-year 2021.
Liquidity
At September 30, 2021, the Company had outstanding borrowings of $30 million on its $725 million senior secured credit facility, resulting in available capacity, after the reduction for outstanding letters of credit, of $651 million. Including cash and cash equivalents of $51 million, total liquidity was $702 million.
On October 20, 2021, as part of the semi-annual borrowing base determination, the Company's borrowing base was increased to $1 billion. Laredo and the member banks maintained the previous elected commitment level of $725 million.
At November 1, 2021, the Company had outstanding borrowings of $160 million on its $725 million senior secured credit facility elected commitment, resulting in available capacity, after the reduction for outstanding letters of credit, of $521 million. Including cash and cash equivalents of $86 million, total liquidity was $607 million. The balance reflects borrowings utilized to close the western Glasscock County acquisition on October 18, 2021.

Fourth-Quarter 2021 Guidance
The table below reflects the Company's updated guidance for total and oil production for the fourth-quarter and full-year 2021, including volumes from the recently closed western Glasscock County acquisition.

	4Q-21E	FY-21E
Total production (MBOE per day)	80.3 - 83.3	80.5 - 81.3
Oil production (MBOPD)	39.0 - 41.0	31.3 - 31.8
Incurred capital expenditures, excluding non-budgeted acquisitions ($ MM)	$120	$420
The table below reflects the Company's guidance for select revenue and expense items for the fourth quarter of 2021.

4Q-21E
Average sales price realizations (excluding derivatives):
Oil (% of WTI)	100%
NGL (% of WTI)	40%
Natural gas (% of Henry Hub)	75%

Net settlements received (paid) for matured commodity derivatives ($ MM):
Oil	($72)
NGL	($44)
Natural gas	($34)

Other ($ MM):
Net income (expense) of purchased oil	($3.5)

Selected average costs & expenses:
Lease operating expenses ($/BOE)	$4.25
Production and ad valorem taxes (% of oil, NGL and natural gas sales revenues)	6.00%
Transportation and marketing expenses ($/BOE)	$1.65
General and administrative expenses (excluding LTIP, $/BOE)	$1.70
General and administrative expenses (LTIP cash, $/BOE)	$0.35
General and administrative expenses (LTIP non-cash, $/BOE)	$0.25
Depletion, depreciation and amortization ($/BOE)	$9.50
Conference Call Details
On Wednesday, November 3, 2021, at 7:30 a.m. CT, Laredo will host a conference call to discuss its third-quarter 2021 financial and operating results and management's outlook, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the call will be posted to the Company's website and available for review. The Company invites interested parties to listen to the call via the Company's website at www.laredopetro.com, under the tab for "Investor Relations." Portfolio managers and analysts who would like to participate on the call should dial 877.930.8286 (international dial-in 253.336.8309), using conference code 4653617, 10 minutes prior to the scheduled conference time. A telephonic replay will be available two hours after the call on November 3, 2021 through Wednesday, November 10, 2021. Participants may access this replay by dialing 855.859.2056, using conference code 4653617.

About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release and any oral statements made regarding the contents of this release, including in the conference call referenced herein, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.
General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, the ability of the Company to execute its strategies, including its ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to its financial results and to successfully integrate acquired businesses, assets and properties, oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries ("OPEC+"), the outbreak of disease, such as the coronavirus ("COVID-19") pandemic, and any related government policies and actions, changes in domestic and global production, supply and demand for commodities, including as a result of the COVID-19 pandemic and actions by OPEC+, long-term performance of wells, drilling and operating risks, the increase in service and supply costs, tariffs on steel, pipeline transportation and storage constraints in the Permian Basin, the possibility of production curtailment, hedging activities, the impacts of severe weather, including the freezing of wells and pipelines in the Permian Basin due to cold weather, possible impacts of litigation and regulations, the impact of the Company's transactions, if any, with its securities from time to time, the impact of new laws and regulations, including those regarding the use of hydraulic fracturing, the impact of new environmental, health and safety requirements applicable to the Company's business activities, the possibility of the elimination of federal income tax deductions for oil and gas exploration and development and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2020, Current Report on Form 8-K, filed with the Securities and Exchange Commission ("SEC") on May 11, 2021, and those set forth from time to time in other filings with the SEC. These documents are available through Laredo's website at www.laredopetro.com under the tab "Investor Relations" or through the SEC's Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Any forward-looking statement speaks only as of the date on which such statement is made. Laredo does not intend to, and disclaims any obligation to, correct update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
The SEC generally permits oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, and certain probable and possible reserves that meet the SEC's definitions for such terms. In this press release and the conference call, the Company may use the terms "resource potential," "resource play," "estimated ultimate recovery" or "EURs," "type curve" and "standardized measure," each of which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. These terms refer to the Company’s internal estimates of unbooked hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques. "Resource potential" is used by the Company to refer to the estimated quantities of hydrocarbons that may be added to proved reserves, largely from a specified resource play potentially supporting numerous drilling locations. A "resource play" is a term used by the Company to describe an accumulation of hydrocarbons known to exist over a large areal expanse and/or thick vertical section potentially supporting numerous drilling locations, which, when compared to a conventional play, typically has a lower geological and/or commercial development risk. "EURs" are based on the Company’s previous operating experience in a given area and publicly available information relating to the operations of producers who are conducting operations in these areas. Unbooked resource potential and "EURs" do not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules and do not include any proved reserves. Actual quantities of reserves that may be ultimately recovered from the Company’s interests may differ substantially from those presented herein. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil, natural gas liquids and natural gas prices, well spacing, drilling and production costs, availability and cost of drilling services and equipment, lease expirations, transportation constraints, regulatory approvals, negative revisions to reserve estimates and other factors, as well as actual drilling results, including geological and mechanical factors affecting recovery rates. "EURs" from reserves may change significantly as development of the Company’s core assets provides additional data. In addition, the Company's production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. "Type curve" refers to a production profile of a well, or a particular category of wells, for a specific play and/or area. The "standardized measure" of discounted future new cash flows is calculated in accordance with SEC regulations and a discount rate of 10%. Actual results may vary considerably and should not be considered to represent the fair market value of the Company’s proved reserves.
This press release and any accompanying disclosures include financial measures that are not in accordance with generally accepted accounting principles ("GAAP"), such as Adjusted EBITDA, Adjusted Net Income and Free Cash Flow. While management believes that such measures are useful for investors, they should not be used as a replacement for financial measures that are in accordance with GAAP. For a reconciliation of such non-GAAP financial measures to the nearest comparable measure in accordance with GAAP, please see the supplemental financial information at the end of this press release.
Unless otherwise specified, references to "average sales price" refer to average sales price excluding the effects of the Company's derivative transactions.
All amounts, dollars and percentages presented in this press release are rounded and therefore approximate.

Laredo Petroleum, Inc.
Selected operating data

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Sales volumes:
Oil (MBbl)	3,250	2,311	7,840	7,809
NGL (MBbl)	1,830	2,760	6,702	7,979
Natural gas (MMcf)	11,860	18,072	44,659	52,401
Oil equivalents (MBOE)(1)(2)	7,057	8,083	21,985	24,522
Average daily oil equivalent sales volumes (BOE/D)(2)	76,703	87,857	80,530	89,496
Average daily oil sales volumes (Bbl/D)(2)	35,329	25,120	28,717	28,500
Average sales prices(2):
Oil ($/Bbl)(3)	$70.56	$40.38	$65.66	$36.29
NGL ($/Bbl)(3)	$26.20	$9.04	$19.86	$6.23
Natural gas ($/Mcf)(3)	$2.87	$0.79	$2.20	$0.56
Average sales price ($/BOE)(3)	$44.11	$16.39	$33.94	$14.78
Oil, with commodity derivatives ($/Bbl)(4)	$53.94	$59.93	$49.33	$55.35
NGL, with commodity derivatives ($/Bbl)(4)	$9.31	$10.46	$10.40	$8.35
Natural gas, with commodity derivatives ($/Mcf)(4)	$1.45	$0.92	$1.53	$0.92
Average sales price, with commodity derivatives ($/BOE)(4)	$29.70	$22.76	$23.86	$22.32
Selected average costs and expenses per BOE sold(2):
Lease operating expenses	$4.23	$2.45	$3.12	$2.55
Production and ad valorem taxes	2.54	1.08	2.09	1.02
Transportation and marketing expenses	1.65	1.63	1.57	1.54
Midstream service expenses	0.14	0.13	0.12	0.12
General and administrative (excluding LTIP)	1.61	1.16	1.52	1.16
Total selected operating expenses	$10.17	$6.45	$8.42	$6.39
General and administrative (LTIP):
LTIP cash	$0.29	$0.03	$0.50	$0.04
LTIP non-cash	$0.23	$0.23	$0.22	$0.22
Depletion, depreciation and amortization	$8.88	$5.82	$6.40	$7.13
_______________________________________________________________________________
(1)BOE is calculated using a conversion rate of six Mcf per one Bbl.
(2)The numbers presented are calculated based on actual amounts that are not rounded.
(3)Price reflects the average of actual sales prices received when control passes to the purchaser/customer adjusted for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point.
(4)Price reflects the after-effects of the Company's commodity derivative transactions on it's average sales prices. The Company's calculation of such after-effects includes settlements of matured commodity derivatives during the respective periods in accordance with GAAP and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to commodity derivatives that settled during the respective periods.

Laredo Petroleum, Inc.
Consolidated balance sheets

(in thousands, except share data)	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$51,396	$48,757
Accounts receivable, net	122,657	63,976
Derivatives	3,272	7,893
Other current assets	17,222	15,964
Total current assets	194,547	136,590
Property and equipment:
Oil and natural gas properties, full cost method:
Evaluated properties	8,608,464	7,874,932
Unevaluated properties not being depleted	167,219	70,020
Less: accumulated depletion and impairment	(6,948,645)	(6,817,949)
Oil and natural gas properties, net	1,827,038	1,127,003
Midstream service assets, net	107,863	112,697
Other fixed assets, net	32,192	32,011
Property and equipment, net	1,967,093	1,271,711
Derivatives	35,742	—
Operating lease right-of-use assets	15,236	17,973
Other noncurrent assets, net	46,354	16,336
Total assets	$2,258,972	$1,442,610
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$61,341	$38,279
Accrued capital expenditures	53,655	28,275
Undistributed revenue and royalties	85,265	24,728
Derivatives	288,794	31,826
Operating lease liabilities	11,386	11,721
Other current liabilities	74,370	62,766
Total current liabilities	574,811	197,595
Long-term debt, net	1,349,896	1,179,266
Derivatives	37,453	12,051
Asset retirement obligations	55,680	64,775
Operating lease liabilities	6,064	8,918
Other noncurrent liabilities	11,006	1,448
Total liabilities	2,034,910	1,464,053
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized and zero issued as of September 30, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value, 22,500,000 shares authorized and 16,111,452 and 12,020,164 issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	161	120
Additional paid-in capital	2,715,196	2,398,464
Accumulated deficit	(2,491,295)	(2,420,027)
Total stockholders' equity	224,062	(21,443)
Total liabilities and stockholders' equity	$2,258,972	$1,442,610

Laredo Petroleum, Inc.
Consolidated statements of operations

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2021	2020	2021	2020
	(unaudited)		(unaudited)
Revenues:
Oil sales	$229,329	$93,329	$514,752	$283,412
NGL sales	47,949	24,935	133,121	49,721
Natural gas sales	33,998	14,198	98,186	29,357
Midstream service revenues	1,739	1,751	4,292	6,715
Sales of purchased oil	66,235	39,334	173,500	119,922
Total revenues	379,250	173,547	923,851	489,127
Costs and expenses:
Lease operating expenses	29,837	19,840	68,526	62,471
Production and ad valorem taxes	17,937	8,753	45,957	24,935
Transportation and marketing expenses	11,660	13,161	34,477	37,886
Midstream service expenses	1,014	1,073	2,572	3,058
Costs of purchased oil	68,805	42,720	183,458	138,134
General and administrative	15,008	11,473	49,182	34,694
Organizational restructuring expenses	—	—	9,800	4,200
Depletion, depreciation and amortization	62,678	47,015	140,763	174,891
Impairment expense	—	196,088	1,613	789,235
Other operating expenses	1,798	1,102	4,099	3,325
Total costs and expenses	208,737	341,225	540,447	1,272,829
Gain on sale of oil and natural gas properties, net(1)	95,223	—	93,482	—
Operating income (loss)	265,736	(167,678)	476,886	(783,702)
Non-operating income (expense):
Gain (loss) on derivatives, net	(96,240)	(45,250)	(467,547)	162,049
Interest expense	(30,406)	(26,828)	(82,222)	(78,870)
Loss on extinguishment of debt	—	—	—	(13,320)
Loss on disposal of assets, net	(22)	(607)	(28)	(1,057)
Write-off of debt issuance costs	—	—	—	(1,103)
Other income, net	441	533	2,236	608
Total non-operating income (expense), net	(126,227)	(72,152)	(547,561)	68,307
Income (loss) before income taxes	139,509	(239,830)	(70,675)	(715,395)
Income tax (expense) benefit:
Current	(1,300)	—	(1,300)	—
Deferred	(1,377)	2,398	707	7,154
Total income tax (expense) benefit	(2,677)	2,398	(593)	7,154
Net income (loss)	$136,832	$(237,432)	$(71,268)	$(708,241)
Net income (loss) per common share:
Basic	$8.68	$(20.32)	$(5.29)	$(60.76)
Diluted	$8.56	$(20.32)	$(5.29)	$(60.76)
Weighted-average common shares outstanding:
Basic	15,756	11,686	13,464	11,657
Diluted	15,993	11,686	13,464	11,657
_____________________________________________________________________________
(1)In connection with the sale of the Company's working interest in certain oil and natural gas properties, $1.7 million of transaction expenses, which were recorded in the second quarter of 2021, have been reclassified to be presented net with the gain recorded on the sale of oil and natural gas properties for the nine months ended September 30, 2021.

Laredo Petroleum, Inc.
Condensed consolidated statements of cash flows

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2021	2020	2021	2020
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income (loss)	$136,832	$(237,432)	$(71,268)	$(708,241)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share-settled equity-based compensation, net	1,811	2,041	5,609	6,111
Depletion, depreciation and amortization	62,678	47,015	140,763	174,891
Impairment expense	—	196,088	1,613	789,235
Gain on sale of oil and natural gas properties, net(1)	(95,223)	—	(93,482)	—
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	96,240	45,250	467,547	(162,049)
Settlements (paid) received for matured derivatives, net	(92,726)	51,840	(191,507)	186,435
Settlements received for early-terminated commodity derivatives, net	—	6,340	—	6,340
Premiums received (paid) for commodity derivatives	—	—	9,041	(51,070)
Loss on extinguishment of debt	—	—	—	13,320
Deferred income tax expense (benefit)	1,377	(2,398)	(707)	(7,154)
Other, net	6,542	5,099	16,902	17,956
Cash flows from operating activities before changes in operating assets and liabilities, net	117,531	113,843	284,511	265,774
Change in current assets and liabilities, net	(3,142)	(8,360)	27,106	19,098
Change in noncurrent assets and liabilities, net	(16,715)	(3,425)	(24,505)	(11,252)
Net cash provided by operating activities	97,674	102,058	287,112	273,620
Cash flows from investing activities:
Acquisitions of oil and natural gas properties, net	(627,044)	—	(627,044)	(23,563)
Capital expenditures:
Oil and natural gas properties	(112,770)	(36,338)	(278,847)	(278,277)
Midstream service assets	(814)	(756)	(2,375)	(2,517)
Other fixed assets	(1,990)	(955)	(3,226)	(3,024)
Proceeds from dispositions of capital assets, net of selling costs(1)	395,176	514	393,742	1,242
Net cash used in investing activities	(347,442)	(37,535)	(517,750)	(306,139)
Cash flows from financing activities:
Borrowings on Senior Secured Credit Facility	180,000	45,000	425,000	45,000
Payments on Senior Secured Credit Facility	(530,000)	(85,000)	(650,000)	(185,000)
Issuance of January 2025 Notes and January 2028 Notes	—	—	—	1,000,000
Issuance of July 2029 Notes	400,000	—	400,000	—
Extinguishment of debt	—	—	—	(808,855)
Proceeds from issuance of common stock, net of costs	—	—	72,492	—
Other, net	(13,820)	(12)	(14,215)	(19,225)
Net cash provided by (used in) financing activities	36,180	(40,012)	233,277	31,920
Net (decrease) increase in cash and cash equivalents	(213,588)	24,511	2,639	(599)
Cash, cash equivalents and restricted cash, beginning of period	264,984	15,747	48,757	40,857
Cash and cash equivalents, end of period	$51,396	$40,258	$51,396	$40,258
_____________________________________________________________________________
(1)In connection with the sale of the Company's working interest in certain oil and natural gas properties, $1.7 million of transaction expenses, which were recorded in the second quarter of 2021, have been reclassified to be presented net with the gain recorded on the sale of oil and natural gas properties for the nine months ended September 30, 2021. This resulted in a $1.7 million reclassification between operating cash flows and investing cash flows during the nine months ended September 30, 2021.

Laredo Petroleum, Inc.
Total incurred capital expenditures
The following table presents the components of the Company's incurred capital expenditures, excluding non-budgeted acquisition costs, for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2021	2020	2021	2020
	(unaudited)		(unaudited)
Oil and natural gas properties	$135,174	$41,128	$306,445	$269,937
Midstream service assets	567	1,103	2,422	2,697
Other fixed assets	1,685	495	3,229	3,092
Total incurred capital expenditures, excluding non-budgeted acquisition costs	$137,426	$42,726	$312,096	$275,726

Laredo Petroleum, Inc.
Supplemental reconciliations of GAAP to non-GAAP financial measures

Non-GAAP financial measures
The non-GAAP financial measures of Free Cash Flow, Adjusted Net Income and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Therefore, these non-GAAP financial measures should be considered in conjunction with net income or loss and other performance measures prepared in accordance with GAAP, such as operating income or loss or cash flows from operating activities. Free Cash Flow, Adjusted Net Income and Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss or any other GAAP measure of liquidity or financial performance.
Free Cash Flow (Unaudited)
Free Cash Flow is a non-GAAP financial measure that the Company defines as net cash provided by operating activities (GAAP) before changes in operating assets and liabilities, net, less incurred capital expenditures, excluding non-budgeted acquisition costs. Free Cash Flow does not represent funds available for future discretionary use because it excludes funds required for future debt service, capital expenditures, acquisitions, working capital, income taxes, franchise taxes and other commitments and obligations. However, management believes Free Cash Flow is useful to management and investors in evaluating operating trends in its business that are affected by production, commodity prices, operating costs and other related factors. There are significant limitations to the use of Free Cash Flow as a measure of performance, including the lack of comparability due to the different methods of calculating Free Cash Flow reported by different companies.
The following table presents a reconciliation of net cash provided by operating activities (GAAP) to Free Cash Flow (non-GAAP) for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2021	2020	2021	2020
	(unaudited)		(unaudited)
Net cash provided by operating activities(1)	$97,674	$102,058	$287,112	$273,620
Less:
Change in current assets and liabilities, net	(3,142)	(8,360)	27,106	19,098
Change in noncurrent assets and liabilities, net	(16,715)	(3,425)	(24,505)	(11,252)
Cash flows from operating activities before changes in operating assets and liabilities, net(1)	117,531	113,843	284,511	265,774
Less incurred capital expenditures, excluding non-budgeted acquisition costs:
Oil and natural gas properties(2)	135,174	41,128	306,445	269,937
Midstream service assets(2)	567	1,103	2,422	2,697
Other fixed assets	1,685	495	3,229	3,092
Total incurred capital expenditures, excluding non-budgeted acquisition costs	137,426	42,726	312,096	275,726
Free Cash Flow (non-GAAP)	$(19,895)	$71,117	$(27,585)	$(9,952)
_____________________________________________________________________________
(1)In connection with the sale of the Company's working interest in certain oil and natural gas properties, $1.7 million of transaction expenses, which were recorded in the second quarter of 2021, have been reclassified to be presented net with the gain recorded on the sale of oil and natural gas properties for the nine months ended September 30, 2021. This resulted in a $1.7 million reclassification between operating cash flows and investing cash flows during the nine months ended September 30, 2021.
(2)Includes capitalized share-settled equity-based compensation and asset retirement costs.

Adjusted Net Income (Unaudited)
Adjusted Net Income is a non-GAAP financial measure that the Company defines as income or loss before income taxes (GAAP) plus adjustments for mark-to-market on derivatives, premiums paid or received for commodity derivatives that matured during the period, impairment expense, gains or losses on disposal of assets, other non-recurring income and expenses and adjusted income tax expense. Management believes Adjusted Net Income helps investors in the oil and natural gas industry to measure and compare the Company's performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.
The following table presents a reconciliation of loss before income taxes (GAAP) to Adjusted Net Income (non-GAAP) for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2021	2020	2021	2020
	(unaudited)		(unaudited)
Income (loss) before income taxes	$139,509	$(239,830)	$(70,675)	$(715,395)
Plus:
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	96,240	45,250	467,547	(162,049)
Settlements (paid) received for matured derivatives, net	(92,726)	51,840	(191,507)	186,435
Settlements received for early-terminated commodity derivatives, net	—	6,340	—	6,340
Net premiums paid for commodity derivatives that matured during the period(1)	(10,182)	—	(31,370)	(477)
Organizational restructuring expenses	—	—	9,800	4,200
Impairment expense	—	196,088	1,613	789,235
Gain on sale of oil and natural gas properties, net	(95,223)	—	(93,482)	—
Loss on extinguishment of debt	—	—	—	13,320
Loss on disposal of assets, net	22	607	28	1,057
Write-off of debt issuance costs	—	—	—	1,103
Adjusted income before adjusted income tax expense	37,640	60,295	91,954	123,769
Adjusted income tax expense(2)	(8,281)	(13,265)	(20,230)	(27,229)
Adjusted Net Income (non-GAAP)	$29,359	$47,030	$71,724	$96,540
Net income (loss) per common share:
Basic	$8.68	$(20.32)	$(5.29)	$(60.76)
Diluted	$8.56	$(20.32)	$(5.29)	$(60.76)
Adjusted Net Income per common share:
Basic	$1.86	$4.02	$5.33	$8.28
Diluted	$1.84	$4.02	$5.33	$8.28
Adjusted diluted	$1.84	$4.02	$5.25	$8.25
Weighted-average common shares outstanding:
Basic	15,756	11,686	13,464	11,657
Diluted	15,993	11,686	13,464	11,657
Adjusted diluted	15,993	11,691	13,661	11,705
_______________________________________________________________________________
(1)Reflects net premiums paid previously or upon settlement that are attributable to derivatives settled in the respective periods presented.
(2)Adjusted income tax expense is calculated by applying a statutory tax rate of 22% for each of the periods ended September 30, 2021 and 2020.

Adjusted EBITDA (Unaudited)
Adjusted EBITDA is a non-GAAP financial measure that the Company defines as net income or loss (GAAP) plus adjustments for share-settled equity-based compensation, depletion, depreciation and amortization, impairment expense, mark-to-market on derivatives, premiums paid or received for commodity derivatives that matured during the period, accretion expense, gains or losses on disposal of assets, interest expense, income taxes and other non-recurring income and expenses. Adjusted EBITDA provides no information regarding a company's capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Adjusted EBITDA does not represent funds available for future discretionary use because it excludes funds required for debt service, capital expenditures, working capital, income taxes, franchise taxes and other commitments and obligations. However, management believes Adjusted EBITDA is useful to an investor in evaluating the Company's operating performance because this measure:
•is widely used by investors in the oil and natural gas industry to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon accounting methods, the book value of assets, capital structure and the method by which assets were acquired, among other factors;
•helps investors to more meaningfully evaluate and compare the results of the Company's operations from period to period by removing the effect of its capital structure from its operating structure; and
• is used by management for various purposes, including as a measure of operating performance, in presentations to the Company's board of directors and as a basis for strategic planning and forecasting.
There are significant limitations to the use of Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company's net income or loss and the lack of comparability of results of operations to different companies due to the different methods of calculating Adjusted EBITDA reported by different companies. The Company's measurements of Adjusted EBITDA for financial reporting as compared to compliance under its debt agreements differ.
The following table presents a reconciliation of net income (loss) (GAAP) to Adjusted EBITDA (non-GAAP) for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2021	2020	2021	2020
	(unaudited)		(unaudited)
Net income (loss)	$136,832	$(237,432)	$(71,268)	$(708,241)
Plus:
Share-settled equity-based compensation, net	1,811	2,041	5,609	6,111
Depletion, depreciation and amortization	62,678	47,015	140,763	174,891
Impairment expense	—	196,088	1,613	789,235
Gain on sale of oil and natural gas properties, net	(95,223)	—	(93,482)	—
Organizational restructuring expenses	—	—	9,800	4,200
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	96,240	45,250	467,547	(162,049)
Settlements (paid) received for matured derivatives, net	(92,726)	51,840	(191,507)	186,435
Settlements received for early-terminated commodity derivatives, net	—	6,340	—	6,340
Net premiums paid for commodity derivatives that matured during the period(1)	(10,182)	—	(31,370)	(477)
Accretion expense	906	1,102	3,207	3,325
Loss on disposal of assets, net	22	607	28	1,057
Interest expense	30,406	26,828	82,222	78,870
Loss on extinguishment of debt	—	—	—	13,320
Write-off of debt issuance costs	—	—	—	1,103
Income tax expense (benefit)	2,677	(2,398)	593	(7,154)
Adjusted EBITDA (non-GAAP)	$133,441	$137,281	$323,755	$386,966
_____________________________________________________________________________
(1)Reflects net premiums paid previously or upon settlement that are attributable to derivatives settled in the respective periods presented.

# # #

Investor Contact:
Ron Hagood
918.858.5504
rhagood@laredopetro.com